EXHIBIT 99.1

News Release
TANGER REPORTS SECOND QUARTER RESULTS
Consolidated Portfolio Occupancy Grows to 96.0%
Traffic and Tenant Sales Increase
2019 Annual Outlook Improves

Greensboro, NC, July 31, 2019, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported financial and operating results for the three and six months ended June 30, 2019.

Second Quarter Results

•
Net income available to common shareholders was $0.15 per share, or $13.6 million, compared to $0.24 per share, or $22.7 million, for the prior year period. The current year period includes $4.4 million, or $0.04 per share, in general and administrative expense for the accelerated recognition of compensation cost related to the planned retirement of an executive officer.

•	Funds from operations (“FFO”) available to common shareholders was $0.52 per share, or $51.5 million, compared to $0.60 per share, or $59.1 million, for the prior year period.

•
Adjusted funds from operations (“AFFO”) available to common shareholders was $0.57 per share, or $55.8 million, compared to $0.60 per share, or $59.1 million, for the prior year period. AFFO, which excludes certain items that the Company does not consider indicative of its ongoing operating performance, excludes the compensation cost discussed above.

Year-to-Date Results

•
Net income available to common shareholders was $0.81 per share, or $75.3 million, compared to $0.48 per share, or $45.2 million, for the prior year period. The current year period includes a gain on the sale of four outlet centers totaling $43.4 million, or $0.44 per share, and the $4.4 million, or $0.04 per share, of general and administrative expense discussed above.

•	FFO available to common shareholders was $1.09 per share, or $107.4 million, compared to $1.20 per share, or $118.4 million, for the prior year period.

•
AFFO available to common shareholders was $1.14 per share, or $111.7 million, compared to $1.20 per share, or $118.4 million, for the prior year period. AFFO excludes the compensation cost discussed above.

FFO and AFFO are widely accepted supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO and AFFO are included in this release. Per share amounts for net income, FFO and AFFO are on a diluted basis.
“I am delighted by our outperformance relative to expectations in the second quarter and year to date, which benefited from strong variable rental contributions and increased occupancy. With better than expected results for the first half, we are raising our guidance for the year. Our unwavering focus on leasing resulted in a 60 basis point sequential increase in consolidated portfolio occupancy to 96% at quarter end. The outlet distribution channel continues to offer a compelling value proposition to retailers because of its low cost of occupancy and high profitability,” said Steven B. Tanger, Chief Executive Officer.

“Our marketing initiatives, including a strategic combination of digital engagement and on-site experiences, helped to drive traffic increases of 2.3% for the quarter and 1.5% for the first half. In addition, same center tenant sales increased 1.5% during the last twelve months. Given the ongoing retail industry transformation, and some known closures going into 2020, we are already proactively addressing anticipated vacancies. We continue to refine our strategy to reaccelerate NOI growth, as we position Tanger to be the first choice among our tenants and consumers,” he added.

Operating Metrics

The Company’s key portfolio results were as follows:

•	Consolidated portfolio occupancy rate was 96.0% on June 30, 2019, compared to 95.4% on March 31, 2019 and 95.6% on June 30, 2018

•
Blended average rental rates decreased 0.6% on a cash basis and increased 3.5% on a straight-line basis for all renewals and re-tenanted leases that commenced during the trailing twelve months ended June 30, 2019

•
Lease termination fees totaled $1.4 million for the first half of 2019, including $0.3 million for the second quarter of 2019, compared to $1.1 million for the first half of 2018. No material lease termination fees were recognized during the second quarter of 2018.

•
Same center net operating income (“Same Center NOI”) for the consolidated portfolio decreased 0.1% for the quarter and 0.3% year to date due to the impact of prior bankruptcies, lease modifications and store closures

•
Average tenant sales productivity for the consolidated portfolio was $395 per square foot for the twelve months ended June 30, 2019, compared to $383 per square foot in the comparable prior year period

•	Same center tenant sales performance for the overall portfolio increased 1.5% for the twelve months ended June 30, 2019 compared to the twelve months ended June 30, 2018

•	Occupancy cost ratio for the trailing twelve months ended June 30, 2019 was 9.9%

Same Center NOI is a supplemental non-GAAP financial measure of operating performance. A complete definition of Same Center NOI and a reconciliation to the nearest comparable GAAP measure is included in this release.

Leasing Activity

Total commenced leases for the trailing twelve months ended June 30, 2019 that were renewed or re-leased for all terms included 338 leases, totaling approximately 1.6 million square feet. Tanger had lease renewals executed or in process for 72.6% of the space in the consolidated portfolio scheduled to expire during the calendar year as of both June 30, 2019 and 2018.

Tanger recaptured approximately 187,000 square feet within its consolidated portfolio during the first half of 2019 related to bankruptcies and brand-wide restructurings by retailers, including 105,000 square feet in the second quarter. During the first half of 2018, 105,000 square feet were recaptured, including 68,000 square feet during the second quarter.

Balance Sheet and Capital Market Activity

As of June 30, 2019:

•	Total enterprise value was $3.2 billion

•	Total outstanding floating rate debt was approximately $55 million, representing 3% of total consolidated debt outstanding, or less than 2% of total enterprise value

•	Unused capacity under the Company’s $600 million unsecured lines of credit was 96.9%, or $581.3 million

•	Weighted average interest rate was 3.6% and weighted average term to maturity of outstanding consolidated debt, including extension options, was approximately 5.9 years

•	Approximately 94% of the Company’s consolidated square footage was unencumbered by mortgages

•	Interest coverage ratio was 4.2 times for the first half of 2019

•	FAD payout ratio was 69% for the first half of 2019

FAD payout ratio is a supplemental non-GAAP financial measure of operating performance. A definition of FAD payout ratio is included in this release.

The Company reduced its exposure to floating rate debt by entering into a forward starting interest rate swap agreement that fixes the base LIBOR rate at 1.75% on $25.0 million of LIBOR-denominated debt from July 1, 2019 through February 1, 2024.

Tanger has reduced its outstanding consolidated debt by $126.6 million since December 31, 2018.

During the first half of 2019, the Company repurchased approximately 558,000 common shares for total consideration of approximately $10.0 million, all of which occurred during the second quarter. As of June 30, 2019, $90.0 million remains under the current repurchase authorization, which is valid through May 2021.

Tanger’s priority uses of capital at this time include: reinvesting in its assets, paying its dividend, repurchasing its common shares opportunistically, and de-leveraging its balance sheet, while evaluating potential long-term opportunities for growth.

Board Refreshment

In July 2019, Tanger announced the appointment of Luis A. Ubiñas to the Company’s Board of Directors effective July 29, 2019 and the planned retirement of the Company’s longest serving independent directors, William G. Benton, Thomas E. Robinson, and Allan L. Schuman, effective at the end of their current terms in May 2020. Along with the addition of Susan E. Skerritt last year and, as part of the Board’s chair rotation practice, the appointment of David B. Henry as Chair in May of this year, these changes demonstrate the board’s commitment to refreshment and diversity.

Guidance for 2019

The Company is updating its 2019 annual guidance. Management currently believes its net income, FFO and AFFO per share for 2019 will be as follows:

For the year ended December 31, 2019:
	Low Range	High Range
Estimated diluted net income per share	$1.24	$1.30
Depreciation and amortization of real estate assets - consolidated and the Company’s share of unconsolidated joint ventures	1.36	1.36
Gain on sale of assets	(0.44)	(0.44)
Foreign currency loss from sale of joint venture property	0.04	0.04
Other	0.01	0.01
Estimated diluted FFO per share	$2.21	$2.27
AFFO adjustment per share	0.04	0.04
Estimated diluted AFFO per share	$2.25	$2.31

Tanger’s estimates reflect the following key assumptions:

•	Increase in Same Center NOI guidance for the consolidated portfolio to a range of (1.50)% to (2.25)% from the previous range of (2.00)% to (2.75)%, which reflects the following:

◦	Outperformance of the Company’s forecast for the first half of 2019

◦
Projected 2019 store closings related to tenant bankruptcies and restructurings of up to 225,000 square feet for the consolidated portfolio, excluding the Dressbarn stores, which are expected to remain open through December 31, 2019

◦	Projected average occupancy for the year between 94.75% and 95.25%

•	Projected full-year lease termination fees (which are not included in Same Center NOI) of approximately $1.5 million for the consolidated portfolio

•
Increase in estimated incremental annual revenue from the straight-line recognition of fixed common area maintenance related to the implementation of the new lease standard effective January 1, 2019 to approximately $6.0 million, or $0.06 per share, from the previous estimate of approximately $5.0 million, or $0.05 per share

•
Average general and administrative expense between $12.0 million and $12.4 million per quarter for the remainder of 2019. This range also reflects the implementation of the new lease standard, which is currently expected to result in incremental expense of approximately $4.0 million to $5.0 million, or $0.04 to $0.05 per share, annually.

•	Annual consolidated portfolio interest expense of $61.0 million to $63.0 million

•	The Company’s share of annual interest expense in the unconsolidated portfolio of $8.0 million to $8.5 million

•	2019 weighted average diluted common shares of approximately 92.8 million for earnings per share and 97.7 million for FFO per share

•	Combined annual recurring capital expenditures and second generation tenant allowances of approximately $36 million to $40 million

•	Does not include the impact of any financing activity, the sale of any outparcels, properties or joint venture interests, or the acquisition of any properties or joint venture partner interests

Second Quarter Conference Call

Tanger will host a conference call to discuss its second quarter results for analysts, investors and other interested parties on Thursday, August 1, 2019, at 8:30 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 3587452 to be connected to the Tanger Factory Outlet Centers Second Quarter 2019 Financial Results call. Alternatively, a live audio webcast of this call will be available to the public on Tanger’s Investor Relations website, investors.tangeroutlets.com, hosted by S&P Global Market Intelligence. A telephone replay of the call will be available from August 1, 2019 at 11:00 a.m. through August 8, 2019 at 11:59 p.m. by dialing 1-855-859-2056, conference ID # 3587452. An online archive of the webcast will also be available through August 8, 2019.

About Tanger Factory Outlet Centers, Inc.

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 39 upscale outlet shopping centers. Tanger’s operating properties are located in 20 states and in Canada, totaling approximately 14.3 million square feet, leased to over 2,800 stores which are operated by more than 500 different brand name companies. The Company has more than 38 years of experience in the outlet industry. Tanger Outlet Centers continue to attract more than 181 million visitors annually. Tanger is furnishing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended June 30, 2019. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company’s website at www.tangeroutlets.com.

Safe Harbor Statement
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “forecast” or similar expressions, and include the Company’s expectations regarding its financial results and the assumptions used to forecast such expected results, our value proposition to retailers, uses of capital, dividend, cash flows, filling vacant space and share repurchases.
You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other important factors which are, in some cases, beyond our control and which could materially affect our actual results, performance or achievements. Important factors which may cause actual results to differ materially from current expectations include, but are not limited to: our inability to develop new outlet centers or expand existing outlet centers successfully; risks related to the economic performance and market value of our outlet centers; the relative illiquidity of real property investments; impairment charges affecting our properties; our dispositions of assets may not achieve anticipated results; competition for the acquisition and development of outlet centers, and our inability to complete outlet centers we have identified; environmental regulations affecting our business; risks associated with a possible terrorist activity or other acts or threats of violence and threats to public safety; our dependence on rental income from real property; our dependence on the results of operations of our retailers; the fact that certain of our properties are subject to ownership interests held by third parties, whose interests may conflict with ours; risks related to uninsured losses; the risk that consumer, travel, shopping and spending habits may change; risks associated with our Canadian investments; risks associated with attracting and retaining key personnel; risks associated with debt financing; risks associated with our guarantees of debt for, or other support we may provide to, joint venture properties; the effectiveness of our interest rate hedging arrangements; uncertainty relating to the potential phasing out of LIBOR; our potential failure to qualify as a REIT; our legal obligation to make distributions to our shareholders; legislative or regulatory actions that could adversely affect our shareholders, including the recent changes in the U.S. federal income taxation of U.S. businesses; our dependence on distributions from the Operating Partnership to meet our financial obligations, including dividends; the risk of a cyber-attack or an act of cyber-terrorism and other important factors set forth under Item 1A - “Risk Factors” in the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2018, as may be updated or supplemented in the Company’s Quarterly Reports on Form 10-Q and the Company’s other filings with the SEC. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the Company makes or related subjects in the Company’s Current Reports on Form 8-K that the Company files with the SEC.

Investor Contact Information

Cyndi Holt    Jim Williams
VP, Investor Relations    EVP & CFO
336-834-6892    336-834-6800
cyndi.holt@tangeroutlets.com    jim.williams@tangeroutlets.com

Media Contact Information

Quentin Pell
VP, Corporate Communications and Enterprise Risk Management
336-834-6827
quentin.pell@tangeroutlets.com

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues:
Rental revenues (1)	$112,385	$116,518	$232,339	$237,174
Management, leasing and other services (2)	1,245	1,142	2,587	2,340
Other revenues	2,077	2,051	3,936	3,732
Total revenues	115,707	119,711	238,862	243,246
Expenses:
Property operating	36,726	37,946	79,103	80,164
General and administrative (3), (4)	16,473	10,997	28,618	22,109
Depreciation and amortization	31,146	32,694	62,906	65,817
Total expenses	84,345	81,637	170,627	168,090
Other income (expense):
Interest expense	(15,134)	(16,181)	(31,441)	(31,981)
Gain on sale of assets	—	—	43,422	—
Other income (expense) (5)	(3,417)	191	(3,193)	400
Total other income (expense)	(18,551)	(15,990)	8,788	(31,581)
Income before equity in earnings of unconsolidated joint ventures	12,811	22,084	77,023	43,575
Equity in earnings of unconsolidated joint ventures	1,646	2,206	3,275	4,400
Net income	14,457	24,290	80,298	47,975
Noncontrolling interests in Operating Partnership	(730)	(1,229)	(4,045)	(2,446)
Noncontrolling interests in other consolidated partnerships	—	(92)	(195)	278
Net income attributable to Tanger Factory Outlet Centers, Inc.	13,727	22,969	76,058	45,807
Allocation of earnings to participating securities	(114)	(313)	(725)	(576)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$13,613	$22,656	$75,333	$45,231

Basic earnings per common share:
Net income	$0.15	$0.24	$0.81	$0.48

Diluted earnings per common share:
Net income	$0.15	$0.24	$0.81	$0.48

(1)
In connection with the adoption of ASC 842 on January 1, 2019, rental revenues includes base rentals, percentage rentals, and expense reimbursements for both periods presented. Additionally, for the three and six months ended June 30, 2019, rental revenues is presented net of uncollectible tenant revenues and includes a straight-line rent adjustment of $1.7 million and $3.2 million, respectively, to record contractual payments received as consideration from certain executory costs on a straight-line basis.

(2)
Upon adoption of ASC 842, expense reimbursements from joint ventures of $512,000 and $1.1 million, respectively, previously included in expense reimbursements for the three and six months ended June 30, 2018, which are not related to leases, have been reclassified to management, leasing and other services on the consolidated statements of operations to conform to the current year presentation.

(3)
Upon adoption of ASC 842, indirect internal leasing costs previously capitalized are now expensed. For the three and six months ended June 30, 2019, lease costs of approximately $1.1 million and $2.1 million, respectively, were expensed as general and administrative expenses which would have been capitalized under the previous accounting standard.

(4)
The three and six months ended June 30, 2019 include $4.4 million related to the accelerated recognition of compensation cost entitled to be received by the Company’s President and Chief Operating Officer per the terms of a transition agreement executed in connection with his planned retirement.

(5)	The three and six months ended June 30, 2019 include a $3.6 million charge related to the foreign currency effect of the sale of the Bromont, Quebec property by the RioCan Canada joint venture.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2019	2018
Assets
Rental property:
Land	$267,966	$278,428
Buildings, improvements and fixtures	2,651,300	2,764,649
Construction in progress	—	3,102
	2,919,266	3,046,179
Accumulated depreciation	(966,805)	(981,305)
Total rental property, net	1,952,461	2,064,874
Cash and cash equivalents	7,379	9,083
Investments in unconsolidated joint ventures	96,299	95,969
Deferred lease costs and other intangibles, net	104,286	116,874
Operating lease right-of-use assets (1)	87,430	—
Prepaids and other assets	95,913	98,102
Total assets	$2,343,768	$2,384,902

Liabilities and Equity
Liabilities
Debt:
Senior, unsecured notes, net	$1,137,629	$1,136,663
Unsecured term loan, net	347,102	346,799
Mortgages payable, net	85,661	87,471
Unsecured lines of credit, net	15,917	141,985
Total debt	1,586,309	1,712,918
Accounts payable and accrued expenses	60,324	82,676
Operating lease liabilities (1)	92,092	—
Other liabilities	88,235	83,773
Total liabilities	1,826,960	1,879,367
Commitments and contingencies
Equity
Tanger Factory Outlet Centers, Inc.:
Common shares, $.01 par value, 300,000,000 shares authorized, 93,544,267 and 93,941,783 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	935	939
Paid in capital	778,026	778,845
Accumulated distributions in excess of net income	(262,764)	(272,454)
Accumulated other comprehensive loss	(25,415)	(27,151)
Equity attributable to Tanger Factory Outlet Centers, Inc.	490,782	480,179
Equity attributable to noncontrolling interests:
Noncontrolling interests in Operating Partnership	26,026	25,356
Noncontrolling interests in other consolidated partnerships	—	—
Total equity	516,808	505,535
Total liabilities and equity	$2,343,768	$2,384,902

(1)	In connection with the adoption of ASC 842 on January 1, 2019, operating lease right-of-use assets and operating lease liabilities were recorded.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CENTER INFORMATION
(Unaudited)

	June 30,
	2019	2018
Gross leasable area open at end of period (in thousands):
Consolidated	12,047	12,919
Partially owned - unconsolidated	2,210	2,370
Total	14,257	15,289

Outlet centers in operation at end of period:
Consolidated	32	36
Partially owned - unconsolidated	7	8
Total	39	44

States operated in at end of period (1)	19	22
Occupancy at end of period (1), (2)	96.0%	95.6%

(1)	Excludes the centers in which the Company has ownership interests but are held in unconsolidated joint ventures.

(2)	Excludes centers not yet stabilized at period end. The 2018 period excludes the Fort Worth outlet center (which opened during the fourth quarter of 2017).

NON-GAAP SUPPLEMENTAL MEASURES

Funds From Operations

Funds From Operations (“FFO”) is a widely used measure of the operating performance for real estate companies that supplements net income (loss) determined in accordance with GAAP. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (“NAREIT”), of which we are a member. In December 2018, NAREIT issued “NAREIT Funds From Operations White Paper - 2018 Restatement” which clarifies, where necessary, existing guidance and consolidates alerts and policy bulletins into a single document for ease of use. NAREIT defines FFO as net income/(loss) available to the Company’s common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding (i) depreciation and amortization related to real estate, (ii) gains or losses from sales of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis.

FFO is intended to exclude historical cost depreciation of real estate as required by GAAP which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization of real estate assets, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We present FFO because we consider it an important supplemental measure of our operating performance. In addition, a portion of cash bonus compensation to certain members of management is based on our FFO or Adjusted Funds From Operations (“AFFO”), which is described in the section below. We believe it is useful for investors to have enhanced transparency into how we evaluate our performance and that of our management. In addition, FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. We believe that FFO payout ratio, which represents regular distributions to common shareholders and unit holders of the Operating Partnership expressed as a percentage of FFO, is useful to investors because it facilitates the comparison of dividend coverage between REITs. NAREIT has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance.

FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only as a supplemental measure.

Adjusted Funds From Operations

We present AFFO as a supplemental measure of our performance. We define AFFO as FFO further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating AFFO you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of AFFO should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present AFFO because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we believe it is useful for investors to have enhanced transparency into how we evaluate management’s performance and the effectiveness of our business strategies. We use AFFO when certain material, unplanned transactions occur as a factor in evaluating management’s performance and to evaluate the effectiveness of our business strategies, and may use AFFO when determining incentive compensation.

AFFO has limitations as an analytical tool. Some of these limitations are:

•	AFFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	AFFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and AFFO does not reflect any cash requirements for such replacements;

•	AFFO does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate AFFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, AFFO should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using AFFO only as a supplemental measure.

Funds Available for Distribution

Funds Available for Distribution (“FAD”) is a non-GAAP financial measure that we define as FFO, excluding corporate depreciation, amortization of finance costs, amortization of net debt discount (premium), amortization of share-based compensation, straight-line rent amounts, market rent amounts, less 2nd generation tenant allowances, capital improvement expenditures, and our share of the items listed above for our unconsolidated joint ventures. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents regular distributions to common shareholders and unit holders of the Operating Partnership expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs.

We believe that net income (loss) is the most directly comparable GAAP financial measure to FAD. FAD does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Other companies in our industry may calculate FAD differently than we do, limiting its usefulness as a comparative measure.

Portfolio Net Operating Income and Same Center Net Operating Income

We present portfolio net operating income (“Portfolio NOI”) and same center net operating income (“Same Center NOI”) as supplemental measures of our operating performance. Portfolio NOI represents our property level net operating income which is defined as total operating revenues less property operating expenses and excludes termination fees and non-cash adjustments including straight-line rent, net above and below market rent amortization and gains or losses on the sale of outparcels recognized during the periods presented. We define Same Center NOI as Portfolio NOI for the properties that were operational for the entire portion of both comparable reporting periods and which were not acquired or subject to a material expansion or non-recurring event, such as a natural disaster, during the comparable reporting periods.

We believe Portfolio NOI and Same Center NOI are non-GAAP metrics used by industry analysts, investors and management to measure the operating performance of our properties because they provide performance measures directly related to the revenues and expenses involved in owning and operating real estate assets and provide a perspective not immediately apparent from net income, FFO or AFFO. Because Same Center NOI excludes properties developed, redeveloped, acquired and sold; as well as non-cash adjustments, gains or losses on the sale of outparcels and termination rents; it highlights operating trends such as occupancy levels, rental rates and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Portfolio NOI and Same Center NOI, and accordingly, our Portfolio NOI and Same Center NOI may not be comparable to other REITs.

Portfolio NOI and Same Center NOI should not be considered alternatives to net income (loss) or as an indicator of our financial performance since they do not reflect the entire operations of our portfolio, nor do they reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations. Because of these limitations, Portfolio NOI and Same Center NOI should not be viewed in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Portfolio NOI and Same Center NOI only as supplemental measures.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTAL MEASURES
(in thousands, except per share)
(Unaudited)

Below is a reconciliation of net income to FFO and AFFO:

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income	$14,457	$24,290	$80,298	$47,975
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	30,550	32,062	61,698	64,604
Depreciation and amortization of real estate assets - unconsolidated joint ventures	3,265	3,325	6,395	6,554
Foreign currency loss from sale of joint venture property	3,641	—	3,641	—
Gain on sale of assets	—	—	(43,422)	—
FFO	51,913	59,677	108,610	119,133
FFO attributable to noncontrolling interests in other consolidated partnerships	—	(92)	(195)	278
Allocation of earnings to participating securities	(410)	(534)	(1,021)	(1,011)
FFO available to common shareholders (1)	$51,503	$59,051	$107,394	$118,400
As further adjusted for:
Compensation related to executive officer retirement (2)	$4,371	$—	$4,371	$—
Impact of above adjustment to the allocation of earnings to participating securities	(35)	—	(35)	—
AFFO available to common shareholders (1)	$55,839	$59,051	$111,730	$118,400
FFO available to common shareholders per share - diluted (1)	$0.52	$0.60	$1.09	$1.20
AFFO available to common shareholders per share - diluted (1)	$0.57	$0.60	$1.14	$1.20

Weighted Average Shares:
Basic weighted average common shares	93,187	93,298	93,245	93,470
Diluted weighted average common shares (for earnings per share computations)	93,187	93,298	93,245	93,470
Exchangeable operating partnership units	4,960	4,996	4,960	4,996
Diluted weighted average common shares (for FFO and AFFO per share computations) (1)	98,147	98,294	98,205	98,466

(1)
Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company’s common shares, subject to certain limitations to preserve the Company’s REIT status.

(2)
Represents the accelerated recognition of compensation cost entitled to be received by the Company’s President and Chief Operating Officer per the terms of a transition agreement executed in connection with his planned retirement.

Reconciliation of FFO to FAD (dollars and shares in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
FFO available to common shareholders	$51,503	$59,051	$107,394	$118,400
Adjusted for:
Corporate depreciation excluded above	596	632	1,208	1,213
Amortization of finance costs	750	749	1,497	1,532
Amortization of net debt discount (premium)	111	103	220	204
Amortization of equity-based compensation	6,982	3,653	10,800	7,045
Straight-line rent adjustments	(2,916)	(1,346)	(4,886)	(3,294)
Market rent adjustments	273	689	753	1,251
2nd generation tenant allowances	(3,076)	(5,400)	(6,050)	(8,326)
Capital improvements	(6,848)	(8,198)	(9,897)	(10,920)
Adjustments from unconsolidated joint ventures	(798)	(148)	(1,204)	(419)
FAD available to common shareholders (1)	$46,577	$49,785	$99,835	$106,686
Dividends per share	$0.3550	$0.3500	$0.7050	$0.6925
FFO payout ratio	68%	58%	65%	58%
FAD payout ratio	76%	69%	69%	64%
Diluted weighted average common shares (1)	98,147	98,294	98,205	98,466

(1)
Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company’s common shares, subject to certain limitations to preserve the Company’s REIT status.

Below is a reconciliation of net income to Portfolio NOI and Same Center NOI for the consolidated portfolio:

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income	$14,457	$24,290	$80,298	$47,975
Adjusted to exclude:
Equity in earnings of unconsolidated joint ventures	(1,646)	(2,206)	(3,275)	(4,400)
Interest expense	15,134	16,181	31,441	31,981
Gain on sale of assets	—	—	(43,422)	—
Other non-operating (income) expense	3,417	(191)	3,193	(400)
Depreciation and amortization	31,146	32,694	62,906	65,817
Other non-property expenses	180	(13)	331	374
Corporate general and administrative expenses	16,635	10,943	28,767	21,702
Non-cash adjustments (1)	(2,628)	(638)	(4,100)	(2,004)
Lease termination fees	(269)	(13)	(1,399)	(1,064)
Portfolio NOI	76,426	81,047	154,740	159,981
Non-same center NOI (2)	(23)	(4,558)	(4,108)	(8,926)
Same Center NOI	$76,403	$76,489	$150,632	$151,055

(1)	Non-cash items include straight-line rent, above and below market rent amortization, straight-line rent expense on land leases and gains or losses on outparcel sales, as applicable.

(2)	Excluded from Same Center NOI:

Outlet centers sold:
Nags Head, Ocean City, Park City, and Williamsburg	March 2019